EXHIBIT 5.1

March 31, 2017

Evolent Health, Inc.

7,500,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement dated March 27, 2017, relating to the offer and sale of 7,500,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), of the Company, including the resale of (a) 3,101,851 currently outstanding Shares and (b) 4,398,149 Shares issued upon exchange of an equivalent number of the Class B common units (the “Class B Common Units”) of the Company’s operating subsidiary , Evolent Health LLC (“Evolent Health”) (together with an equivalent number of shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of the Company) (the “Exchange Shares”). The Shares were offered and sold by certain selling stockholders of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Second Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the Certificate of Formation of Evolent Health; (d) the Third Amended and Restated Operating Agreement of Evolent Health; (e) resolutions adopted by the Board of Directors of the Company on May 22, 2015, July 27, 2016 and March 3, 2017 and resolutions adopted by the managing member of Evolent Health on March 3, 2017; (f) the Registration Statement on Form S-3 (Registration No. 333-212709) filed with the Commission on July 28, 2016 with respect to the registration of the Shares under the Securities Act of 1933, as amended (the

“Securities Act”) (such Registration Statement being hereinafter referred to as the “Registration Statement”); (g) the related Prospectus dated March 27, 2017, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the documents incorporated therein by reference, the “Basic Prospectus”); (h) the Preliminary Prospectus Supplement dated March 27, 2017, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act; (i) the Prospectus Supplement dated March 27, 2017, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus, the “Prospectus”); (j) the Underwriting Agreement dated March 27, 2017 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters (the “Underwriters”) listed on Schedule 1 thereto, the Company, Evolent Health and the several selling stockholders listed in Schedule 2 thereto (the “Selling Stockholders”); (k) a specimen certificate representing the Shares; and (l) the Exchange Agreement dated June 4, 2015 (the “Exchange Agreement”), by and among the Company, Evolent Health and the other parties named therein.

In rendering our opinion, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company and Evolent Health and the representations and warranties of the Company, the Selling Stockholders and the Underwriters contained in the Underwriting Agreement, and have assumed compliance by each such party with the terms of the Underwriting Agreement. We have also assumed compliance by each party thereto with the terms of the Exchange Agreement.

Based on the foregoing and in reliance thereon, we are of opinion that (a) the Shares (other than the Exchange Shares) have been duly and validly authorized by the Company and are validly issued, fully paid and nonassessable and (b) the Exchange Shares have been duly and validly authorized by the Company and, when issued in exchange for Class B Common Units (together with an equivalent number of shares of the Class B Common Stock), delivered as contemplated in the Exchange Agreement and paid for as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 31, 2017, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Prospectus.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Evolent Health, Inc.

    800 N. Glebe Road, Suite 500

        Arlington, VA 22203

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